Exhibit 28 (j)(2) under Form N-1A

Exhibit 24 under Item 601/Reg. S-K

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information in Post-Effective Amendment Number 61 to the Registration Statement (Form N-1A, No. 2-75769) of Federated U.S. Government Securities Fund: 2-5 Years, and to the incorporation by reference of our report, dated March 25, 2019, on Federated U.S. Government Securities Fund: 2-5 Years included in the Annual Shareholder Report for the fiscal year ended January 31, 2019.

/s/ Ernst & Young LLP

Boston, Massachusetts

March 25, 2019